Exhibit 12B


         JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    BASED ON SEC REGULATION S-K, ITEM 503
                                (In Thousands)
                                  UNAUDITED

                                                                     Twelve
                                                                  Months Ended
                                                                   March 31,
                                                                      1999
                                                                 -------------


OPERATING REVENUES                                                 $2,114,203
                                                                   ----------

OPERATING EXPENSES                                                  1,649,335
  Interest portion of rentals (A)                                      11,538
                                                                   ----------
      Net expense                                                   1,637,797
                                                                   ----------

OTHER INCOME:
  Allowance for funds used
    during construction                                                 1,952
  Other income, net                                                    13,981
                                                                   ----------
      Total other income                                               15,933
                                                                   ----------

EARNINGS AVAILABLE FOR FIXED CHARGES
 (excluding taxes based on income)                                 $  492,339
                                                                   ==========

FIXED CHARGES:
  Interest on funded indebtedness                                  $   87,275
  Other interest (B)                                                   21,979
  Interest portion of rentals (A)                                      11,538
                                                                   ----------
      Total fixed charges                                          $  120,792
                                                                   ==========

RATIO OF EARNINGS TO FIXED CHARGES                                       4.08
                                                                         ====


NOTES:

(A) JCP&L has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes dividends on company-obligated mandatorily redeemable preferred securities of $10,700 for the twelve month period ended March 31, 1999.